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                        EXECUTIVE SEVERANCE AGREEMENT


     AGREEMENT between Jefferson Bankshares, Inc., a Virginia corporation ("Jefferson"), and Allen T. Nelson, Jr. (the "Executive"),


                                 WITNESSETH:

     WHEREAS, the Board of Directors of Jefferson (the "Board") believes that, in the event of a threat or occurrence of a bid to acquire or change control of Jefferson or to effect a business combination, it is in the best interest of Jefferson and its present and future shareholders that the business of Jefferson be continued with a minimum of disruption, and that such objective will be achieved if key management employees of Jefferson and its subsidiaries are given assurances of employment security so they will not be distracted by personal uncertainties and risks created during such period; and

     WHEREAS, Jefferson believes the giving of such assurances by Jefferson will (a) secure the continued services of both its key operational and management executives in the performance of both their regular duties and such extra duties as may be required of them during such period of uncertainty, (b) be able to rely on such executives to manage the affairs of Jefferson and its subsidiaries during any such period with less concern for their personal risks, and (c) have the ability to attract new key executives as needed; and

     WHEREAS, the Executive Compensation Committee (the "Committee") of the Board has recommended, and the Board has approved, entering into severance agreements with key management executives of Jefferson and its subsidiaries in order to achieve the foregoing objectives; and

     WHEREAS, Executive is a key management executive of Jefferson or one of its subsidiaries;

     NOW, THEREFORE, Jefferson and Executive agree as follows:

     1. Change of Control. When used in this Agreement, the term "Change of Control" means:

          (a) The acquisition, other than from Jefferson, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of either the then outstanding shares of common stock of Jefferson or the combined voting power of the then outstanding voting securities of Jefferson entitled to vote generally in the election of directors, but excluding for this purpose, any such acquisition by Jefferson or any of its subsidiaries, or any employee benefit plan (or related trust) of Jefferson or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of Jefferson immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of Jefferson or the combined voting power of the then outstanding voting securities of Jefferson entitled to vote generally in the election of directors, as the case may be; or

          (b) Individuals who, as of the date hereof, constitute the Board (as of the date hereof of "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by Jefferson's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of Jefferson (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934); or

          (c) Approval by the shareholders of Jefferson of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Jefferson immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of Jefferson or of its sale or other disposition of all or substantially all of the assets of Jefferson.

     2. Employment. Jefferson and Executive hereby agree that, if Executive is in the employ of Jefferson on the date on which a Change of Control occurs (the "Change of Control Date") Jefferson will continue to employ Executive and Executive will remain in the employ of Jefferson, for the period commencing on the Change of Control Date and ending on the second anniversary of such date (the "Employment Period"), to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change of Control Date, which services shall be performed at the location where the Executive was employed immediately prior to the Change of Control Date. Employment by a subsidiary of Jefferson shall be considered employment by Jefferson.

     3. Compensation and Benefits. During the Employment Period, Jefferson (or the subsidiary employing Executive, as the case may be) will
(a) continue to pay the Executive a salary and compensation related benefits at not less than the level applicable to Executive on the Change of Control Date, (b) continue bonus plans in effect on the Change of Control Date and continue to pay the Executive bonuses in amounts not less in amount than those paid during the 12-month period preceding the Change of Control Date, and (c) continue employee benefit programs as to Executive at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law and regulations applicable to employee benefit programs).

     4.   Termination of Employment.

          (a) If during the Employment Period (i) Executive's employment is terminated by Jefferson (or a subsidiary of Jefferson), (ii) there is a material reduction in Executive's compensation or benefits, or a material change in Executive's status, working conditions or management responsibilities, or (iii) Executive is required to change his place of employment, and Executive voluntarily terminates his or her employment within 60 days of any such event, or the last in a series of events, then Executive shall be entitled to receive, subject to the provisions of (c) and (d) below, a lump sum payment equal to 200% of Executive's "base amount" as determined under (b) below. Payment shall be subject to and net of all applicable federal and state withholding taxes and shall be paid to the Executive within 30 business days after his termination of employment. If Executive terminates his employment prior to the Change of Control Date or during the Employment Period, and the events described in (i), (ii) or
     (iii) have not occurred, his rights under this Agreement shall terminate.

          (b) The Executive's "base amount" for purposes of this paragraph shall be his base salary. If Executive has not been employed for a 12-month period, his "base amount" shall be his annualized base salary at the rate then in effect. Bonuses (including the value of vested awards under Jefferson's Incentive Stock Plan) paid or taxable to Executive during the 12-month period preceding his termination of employment pursuant to paragraph (a), shall be included in the Executive's "base amount" to the extent the Board has specifically authorized such inclusion. As of the date of the execution of this Agreement, the Board has not authorized the inclusion of bonuses in Executive's "base amount."

          (c) The amount payable to Executive under (a) shall be reduced to the extent necessary so that the amounts payable to Executive under this Agreement, when added to (i) any amounts he becomes entitled to receive under any other compensations arrangement maintained by Jefferson (or a subsidiary) which become payable upon or as a result of the exercise by Executive of rights which are contingent on a Change of Control, and (ii) the value of rights that arise or are accelerated as a result of a Change of Control event described in paragraph (a) (such as, for example, the accelerated right to exercise stock options, stock appreciation rights, or redeem stock units), but only to the extent the value of such payments or rights described in
     (i) and (ii) would be considered a "parachute payment" under Internal Revenue Code Section 280G and regulations thereunder, do not equal or exceed 300% or the then permissible percentage of the Executive's "base amount" (as computed in accordance with Internal Revenue Code provisions and regulations), whichever is less, for determining whether Executive has received an excess parachute payment.

          (d)  If at the time the events occur described in (a)(i), (ii) or
     (iii) entitling Executive to the payment provided for in paragraph (a) there also exists an employment agreement or other compensatory arrangement between Executive and Jefferson (or a subsidiary of Jefferson) pursuant to which Executive becomes entitled to receive, as a result of a Change of Control, a payment (or series of payments), the payment provided for in (a) shall be reduced (but not below zero) by the payment (or present discontinued value of a series of payments) under such employment agreement or other compensatory arrangement.

          (e) In determining the present discounted value of a series of payments to be taken into account under this Section 4, the interest rate shall be equal to 120% of the applicable federal rate determined under Internal Revenue Code Section 1274(d), compounded semi-annually, on the date this Agreement was executed. The applicable federal short-term, mid-term and long-term rates on the date this Agreement was executed were 4.55%, 6.01% and 7.16%, respectively.

          (f) If Executive becomes entitled to a payment under this Agreement, Jefferson shall compute the proper amount. In applying the limitations of Internal Revenue Code Section 280G, and regulations and rulings thereunder, Jefferson shall apply the applicable provision in good faith using the interpretation that is most likely to avoid the imposition of the excise tax on Executive and ensure the deductibility of payments by Jefferson.

     5. Indemnification. If litigation shall be brought to enforce or interpret any provision of this Agreement, or if Executive shall have to institute litigation brought in good faith to enforce any of his rights under the Agreement, Jefferson shall indemnify Executive for his reasonable attorney's fees and disbursements incurred in any such litigation.

     6. Confidentiality. Executive recognizes that he has or will have access to and may participate in the origination of non-public confidential information and will owe a fiduciary duty with respect to such information to Jefferson. Confidential information includes, but is not limited to, trade secrets, supplier information, pricing information, internal corporate planning, Jefferson secrets, methods of marketing, methods of branch selection and operation, ideas and plans for development, historical financial data and forecasts, long range plans and strategies, and any other data or information of or concerning Jefferson that is not generally known to the public or in the industry in which Jefferson is engaged. Executive agrees that from the date of this Agreement and throughout the Employment Period he will, except as specifically authorized by Jefferson in writing, maintain in strict confidence and will not use or disclose, other than disclosure made in the ordinary course of business or to other employees of Jefferson, any confidential information belonging to Jefferson. If Executive shall breach the terms of Section 6, all of his rights under this Agreement shall terminate.

     7. Governing Law. This Agreement shall be construed according to the laws of the Commonwealth of Virginia.

     8. Amendment. This Agreement may not be amended except by the written agreement of the parties hereto.

     9. Binding Effect. This Agreement shall be binding on Jefferson, its successors, and assigns. Should there be a consolidation or merger of Jefferson with or into another corporation, or a purchase of all or substantially all of the assets of Jefferson by another entity, the surviving or acquiring corporation will succeed to the rights and obligations of Jefferson under this Agreement.

     10. Entire Contract. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement.

     11. Term. This Agreement shall be effective from the date of its execution by Jefferson and for twenty-four (24) months thereafter, and shall continue in effect from year to year thereafter unless Jefferson shall notify Executive in writing 30 days in advance of an anniversary of its execution that the Agreement shall terminate.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement dated as of the 6th day of December, 1993.

                                   JEFFERSON BANKSHARES, INC.

                                   By /s/ Hovey S. Dabney

                                   Executive:

                                   /s/ Allen T. Nelson, Jr.